Exhibit 99.2(l)

Thomas G. Sheehan, Partner

Thomas.Sheehan@practus.com

6 Surrey Lane

Falmouth, ME 04105

(207) 553-3834

August 28, 2025

Peachtree Alternative Strategies Fund

C/O Ultimus Fund Solutions, LLC

225 Pictoria Drive, Suite 450

Cincinnati, Ohio 45246

Ladies and Gentlemen:

We have acted as counsel to Peachtree Alternative Strategies Fund, a Delaware statutory trust (the “Trust”), in connection with the Trust’s Registration Statement to be filed with the Securities and Exchange Commission on Form N-2 as Post-Effective Amendment No. 16 under the Investment Company Act of 1940 (“1940 Act”) on about August 28, 2025 (the “Registration Statement”). The Registration Statement is being filed to (a) register an additional 457,080.172 shares of beneficial interest of the Trust under the Securities Act of 1933, as amended, and the 1940 Act, as amended (the “Shares”);1 (b) update the Registrant’s financial information; (c) incorporate charges to the prospectus reflected in prior supplements filed on October 1, 2024 and March 7, 2025 related to a change in control of HB Wealth Management, LLC, the Fund’s investment adviser (the “Adviser”) and subsequent shareholder approval of a new advisory contract with the Adviser; and (d) make certain other non-material changes to the Registrant’s Prospectus and Statement of Additional Information dated August 28, 2024, as supplemented from time to time.

In connection with the furnishing of this opinion, we have examined the following documents:

(a)	A certificate of the Secretary of State of the State of Delaware, dated as of a recent date, as to the existence of the Trust;

(b)	Copies of the following organizational documents: (1) Certificate of Trust dated August 10, 2016 and filed with the Secretary of State of the State of Delaware; (2) Agreement and Declaration of Trust dated August 10, 2016;

(c)	Copies of certain resolutions (the “Resolutions”) adopted and approved by the Trust’s Board of Trustees with respect to the Trust and the issuance of Shares;

[1]	Pursuant to Rule 429 under the Securities Act, this Registration Statement incorporates a combined prospectus and also relates to Securities Act Registration Statement File No. 333-281818, dated August 28, 2024, as supplemented from time to time, previously filed by the Registrant on Form N-2 (the “Prior Registration Statement”). This Registration Statement also constitutes a Post-Effective Amendment to the Prior Registration Statement, and such Post-Effective Amendment shall become effective concurrently with the effectiveness of this Registration Statement. Pursuant to the Prior Registration Statement, a total of 307,246.056 unsold Shares were previously registered. This Registration Statement has registered an additional 457,080.172 Shares, resulting in a total of 764,326.227 registered Shares.

Peachtree Alternative Strategies Fund

August 28, 2025

(d)	A copy of the Registration Statement.

In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, including conformed copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. We have assumed that the Registration Statement as filed with the Securities and Exchange Commission will be in substantially the form of the copy referred to in paragraph (d) above. We have also assumed for the purposes of this opinion that the Organizational Documents and the Resolutions will not have been further amended, modified, or withdrawn and will be in full force and effect on the date of issuance of the Shares.

This opinion is based entirely on our review of the documents listed above and such other documents as we have deemed necessary or appropriate for the purposes of this opinion and such investigation of law as we have deemed necessary or appropriate. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

This opinion is limited solely to the laws of the State of Delaware that, in our experience, are generally applicable to the issuance of shares by entities such as the Trust (“Delaware Law”) to the extent that the same may apply to or govern the transactions referred to herein, and we express no opinion with respect to the laws of any other jurisdiction or to any other laws of the State of Delaware. Further, we express no opinion as to any state or federal securities laws, including the securities laws of the State of Delaware. No opinion is given herein as to the choice of law or internal substantive rules of law which any tribunal may apply to such transaction. In addition, to the extent that the Organizational Documents refer to, incorporate, or require compliance with, the Investment Company Act of 1940, as amended, or any other law or regulation applicable to the Trust, except for Delaware Law, as aforesaid, we have assumed compliance by the Trust with such act and such other laws and regulations.

We understand that all of the foregoing assumptions and limitations are acceptable to you.

Based upon the foregoing, and subject to the further assumptions and limitations hereinafter set forth, and assuming that (i) all of the Shares will be issued and sold for cash at the per-share public offering price on the date of their issuance in accordance with statements in the Trust’s prospectus included in the Registration Statement and in accordance with the Organizational Documents and the Resolutions, (ii) all consideration for the Shares will be actually received by the Trust, and (iii) all applicable securities laws will be complied with, we are of the following opinion:

Peachtree Alternative Strategies Fund

August 28, 2025

The Shares are duly authorized and, upon issuance and delivery of the Shares and receipt by the Trust of the payment of the purchase price therefore in accordance with the Registration Statement, the Shares will be validly issued, fully paid and nonassessable by the Trust. This opinion is given as of the date hereof and we assume no obligation to update this opinion to reflect any changes in law or any other facts or circumstances which may hereafter come to our attention. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act, or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Practus LLP
Practus LLP